CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 17, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Report to Shareholders of Legg Mason Opportunity Trust (comprising Legg Mason Investment Trust), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Additional Information About The Funds", "Experts", “Appendix A1 Representations and Warranties”, “Appendix A2 Representations and Warranties”, “Appendix D Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
November 15, 2016